Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES FISCAL 2020 FOURTH QUARTER AND FISCAL 2020 RESULTS

NEW YORK, NEW YORK (February 18, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”) today reported financial results for the three months ended November 30, 2020 (the “2020 fourth quarter”) and the twelve months ended November 30, 2020 (“fiscal 2020”).

2020 Fourth Quarter & Recent Highlights

●	Net Loss of ($11.1) million and ($12.7) million for the 2020 fourth quarter and fiscal 2020, respectively, an increase of 328% in net loss compared to the three months ended November 30, 2019 (the “2019 fourth quarter”) and a decrease of 447% from net income during the twelve months ended November 30, 2019 (“fiscal 2019”)
●	Net Operating Income (“NOI”)* of $7.1 million and $26.9 million for the 2020 fourth quarter and fiscal 2020, respectively (respective increases of 12.6% and 11.1% over the 2019 fourth quarter and fiscal 2019)
●	Cash NOI of Industrial/Logistics Properties* of $5.5 million and $21.6 million for the 2020 fourth quarter and fiscal 2020, respectively (respective increases of 5.1% and 9.3% over the 2019 fourth quarter and fiscal 2019)
●	Core FFO* of $2.7 million and $11.0 million for the 2020 fourth quarter and fiscal 2020, respectively (respective increases of 6.0% and 6.3% over the 2019 fourth quarter and fiscal 2019)
●	Adjusted EBITDAre* of $5.0 million and $19.3 million for the 2020 fourth quarter and fiscal 2020, respectively (respective increases of 10.4% and 10.1% over the 2019 fourth quarter and fiscal 2019)
●	Stabilized in-service industrial portfolio[1] was 95.4% leased; total industrial portfolio was 94.3% leased as of November 30, 2020
●	Completed five lease renewals and one new lease of industrial/logistics properties[2] during the 2020 fourth quarter with weighted average rent growth on a straight-line basis of 13.3% and weighted average cash rent growth of 0.5%[3]
●	Continued construction on an approximately 103,000 SF industrial/logistics building in the Lehigh Valley
●	Subsequent to fiscal 2020 year end, under a preliminary agreement, commenced the re-design of the Charlotte Land (as defined below) to accommodate the build-to-suit of a last-mile industrial/logistics facility for a leading e-commerce company
●	Completed the disposition of an approximately 40,000 square foot vacant office/flex building at 55 Griffin Road South for $1.4 million in gross proceeds
●	Subsequent to the end of the 2020 fourth quarter, entered into an agreement to sell approximately 91 acres of undeveloped land in Southwick, MA for total proceeds of $5.25 million
●	Completed a corporate re-branding, reincorporated from Delaware to Maryland, adopted a calendar fiscal year end beginning January 1, 2021 and intend to elect to be taxed as a real estate investment trust (“REIT”) for the fiscal year ending December 31, 2021

*See Note Regarding Non-GAAP Measures below.

Results of Operations

INDUS reported total rental revenue of $9.7 million and $37.4 million for the 2020 fourth quarter and fiscal 2020, respectively, as compared to $8.8 million and $34.2 million for the 2019 fourth quarter and fiscal 2019, respectively. The approximately $3.2 million increase in rental revenue in fiscal 2020, as compared to fiscal 2019, was principally due to the acquisition of three industrial/logistics properties in Orlando, FL between October 2019 and March 2020 (the “Orlando Properties”), the commencement of leases of first generation space that started in fiscal 2020 and, to a lesser extent, leases of second generation previously vacant space, an increase in expense reimbursements, early lease termination fees and other lease related revenue.

NOI increased to $7.1 million and $26.9 million in the 2020 fourth quarter and fiscal 2020, respectively, from $6.3 million and $24.2 million in the 2019 fourth quarter and fiscal 2019, respectively. The increase in NOI in fiscal 2020, as compared to fiscal 2019, primarily reflected more space under lease in fiscal 2020, due mostly to the industrial/logistics buildings added to the company’s portfolio in fiscal 2020 and fiscal 2019, as noted above.

Cash NOI* for the 2020 fourth quarter and fiscal 2020 were $6.3 million and $24.3 million, respectively, as compared to $6.1 million and $22.7 million for the comparable prior year periods. The increases in Cash NOI during the 2020 fourth quarter and fiscal 2020 periods over the respective 2019 periods, principally reflected increases in rental revenue as a result of more space under lease as noted above and, to a lesser extent, increases in rental rates partially offset by a greater amount of free rent concessions related to lease renewals in the Company’s industrial/logistics properties.

General and administrative expenses increased to approximately $10.0 million in fiscal 2020 from approximately $7.7 million in fiscal 2019 principally reflecting approximately $1.4 million in expenses, primarily legal fees related to the Company’s decision to operate as a REIT effective on January 1, 2021 and other strategic growth initiatives in fiscal 2020. Other contributors to the increase in fiscal 2020 over fiscal 2019 were increases in incentive compensation and stock option expenses, and legal fees related to new leases that were expensed in fiscal 2020 (instead of capitalizing those costs and amortizing over the lease term, as had been done previously), as required under the new lease accounting standard adopted in fiscal 2020.

Depreciation and amortization expense increased to approximately $13.6 million in fiscal 2020 from approximately $11.8 million in fiscal 2019, principally related to the Orlando Properties and 160 International Drive and 180 International Drive in Charlotte, NC, both of which were speculative developments delivered in the 2019 fourth quarter.  Interest expense increased to approximately $7.3 million in fiscal 2020 from approximately $6.4 million in fiscal 2019, principally related to borrowings to finance a portion of the costs to purchase two of the Orlando Properties.

INDUS also reported changes in other income and expenses during fiscal 2020 including an impairment loss, change in fair value of financial instruments, and gains on sales of real estate assets. INDUS reported an impairment loss of approximately $2.1 million in fiscal 2020 on its two multi-story office buildings aggregating 161,000 square feet in Windsor, CT (“5 and 7 Waterside Crossing”). In fiscal 2020, the INDUS had an approximately $2.3 million gain on sales of real estate assets. Lastly, the change in fair value of financial instruments of $6.0 million in fiscal 2020 reflects changes in the value of the warrant and contingent value rights that were issued as part of the private placement that was completed on August 24, 2020.

In fiscal 2020, the Company incurred a net loss of approximately $12.7 million as compared to net income of approximately $3.7 million in fiscal 2019. In the 2020 fourth quarter, the Company incurred a net loss of approximately $11.1 million as compared to a net loss of approximately $2.6 million in the 2019 fourth quarter. In addition to the items described above, contributing to the net loss in fiscal 2020 and the 2020 fourth quarter, as compared to the net income in fiscal 2019 and the net loss in the 2019 fourth quarter, was a tax provision in fiscal 2020 arising from the de-recognition of the Company’s deferred tax assets and liabilities related to the Company’s expected election to be taxed as a REIT effective in fiscal 2021 (as defined below), as compared to an income tax benefit in fiscal 2019 and the 2019 fourth quarter.

*See Note Regarding Non-GAAP Measures below.

Supplemental Financial Measures

For the 2020 fourth quarter and fiscal 2020, Adjusted EBITDAre* was $5.0 million and $19.3 million, as compared to $4.5 million and $17.6 million in the 2019 fourth quarter and fiscal 2019, respectively. The increase in Adjusted EBITDAre was primarily impacted by higher rental revenues partially offset by higher general and administrative costs in fiscal 2020.

For the 2020 fourth quarter and fiscal 2020, Core FFO* was $2.7 million and $11.0 million, respectively, as compared to $2.6 million and $10.4 million in the 2019 fourth quarter and fiscal 2019, respectively. The increase in Core FFO was primarily impacted by the same changes in rental revenue and general and administrative costs noted above for Adjusted EBITDAre, in addition to higher interest expense during the 2020 periods.

Industrial/Logistics Leasing Activity2

During the 2020 fourth quarter, the Company executed five renewal leases and one new lease in its industrial/logistics portfolio aggregating approximately 498,000 square feet with a weighted average lease term of 5.0 years and weighted average tenant improvement and leasing commission costs per square foot per year of $0.52. The weighted average rent growth on a straight-line basis was 13.3%, and the weighted average rent growth on a cash basis was 0.5%.3

During fiscal 2020, the Company executed five new leases and eleven renewal leases in its industrial/logistics portfolio aggregating over 1,053,000 square feet with an average lease term of 5.5 years and weighted average rent growth on a straight-line basis and cash basis of 15.0% and 2.6%, respectively. INDUS’s industrial/logistics portfolio tenant retention rate4 during fiscal 2020 was 79%, as measured by the number of tenants who renewed during the year.

Dispositions

In fiscal 2020, INDUS completed several sales aggregating approximately 46 acres of undeveloped land, together with one vacant approximately 40,000 square foot office/flex building located at 55 Griffin Road South in Bloomfield, CT (“55 Griffin Road South”). 55 Griffin Road South was sold in November 2020 for gross proceeds of $1.4 million. In addition, the 46 acres of undeveloped land (which was zoned for a mix of residential, commercial and other uses) and a small easement sold for a combined total of $1.9 million in gross proceeds.

As of the end of fiscal 2020, INDUS was under three separate agreements to sell a total of approximately 571 acres of undeveloped land in Connecticut in the towns of East Granby and Windsor, Simsbury and Suffield. Under an option purchase agreement, INDUS granted the buyer an option to purchase approximately 280 acres of undeveloped land for a minimum purchase price of $6.0 million. Under a separate option agreement, INDUS granted another buyer an option to purchase approximately 277 acres of an unbuilt residential development called Meadowood for net proceeds of approximately $5.4 million. Under another sale agreement, INDUS agreed to sell the 16 residential lots remaining in a residential subdivision called Stratton Farms to a buyer for gross proceeds of $0.9 million.

Subsequent to the end of fiscal 2020, INDUS entered into a purchase and sale agreement to sell approximately 91 acres of undeveloped land in Southwick, MA to a buyer for a purchase price of $5.25 million.

Also subsequent to the end of the 2020 fourth quarter, the Company began marketing 5 and 7 Waterside Crossing, which were previously under an agreement for sale during fiscal 2020 but the buyer did not close on the transaction.

Each of the Company’s current sale or option purchase agreements are subject to significant contingencies and it is possible that the sales or purchases contemplated thereunder will not be completed under their respective terms, or at all.

*See Note Regarding Non-GAAP Measures below.

Land & Building Acquisitions

During fiscal 2020, the Company acquired 3320 Maggie Boulevard, a fully-leased approximately 108,000 square foot building in Orlando, and 170 Sunport Lane, a mostly-vacant approximately 68,000 square foot building in Orlando.

Also during fiscal 2020, the Company entered into separate agreements to purchase approximately 23 acres of land in the Lehigh Valley (“First & Second Allentown Purchase Agreements”) and approximately 14 acres of land in Orlando (“Orlando Purchase Agreement”) for a combined total purchase price of $9.45 million (see “Development Activity”). These agreements are subject to significant contingencies and it is possible that the acquisitions contemplated thereunder will not be completed under their respective terms, or at all.

Development Activity

As of November 30, 2020, INDUS owned 14 acres of land for development in the Lehigh Valley (the “Lehigh Valley Land”) and 44 acres of land in Charlotte (the “Charlotte Land”), both of which INDUS acquired in fiscal 2019. In fiscal 2020, the Company began construction of an approximately 103,000 square foot industrial/logistics building on the Lehigh Valley Land which it expects to deliver in the second half of 2021. In fiscal 2020 the Company completed the entitlements to construct three industrial/logistics buildings aggregating approximately 520,000 square feet on the Charlotte Land.

Subsequent to year end, under a preliminary agreement, INDUS commenced the re-design of the Charlotte Land to accommodate the build-to-suit of a last-mile industrial/logistics facility for a leading e-commerce company. The proposed build-to-suit would utilize all of the development potential of the Charlotte Land and includes an approximately 142,000 square foot building with surplus parking. The Company estimates that the total development cost for the project will be between $35-$45 million (including the land cost) and that the tenant would enter into a fifteen-year lease for the property at a rental rate calculated as a percentage of the total project cost.

The following table summarizes INDUS’s current and planned development and acquisition activities as described above:

Project	Market	Type	Estimated Completion	Planned Square Footage
Lehigh Valley Land	Lehigh Valley, PA	Speculative Development	Q4 2021	103,000
Charlotte Land	Charlotte, NC	Build-to-Suit Development	Q4 2021	142,000
First & Second Allentown Purchase Agreements	Lehigh Valley, PA	Speculative Development	Q2 2022	206,000
Orlando Purchase Agreement	Orlando, FL	Speculative Development	Q1 2022	195,000
Total				646,000

The total estimated investment in INDUS’s current and planned development and acquisition activities (as described above) is approximately $93.7 million (inclusive of leasing costs), with approximately $11.4 million spent as of November 30, 2020. As a part of INDUS’s standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.”  INDUS’s weighted average underwritten stabilized Cash NOI yield from the current and planned development and acquisition activities shown above is expected to range between 6.0% and 6.5%. Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue. Actual initial full year stabilized Cash NOI yields may vary from INDUS’s underwritten stabilized Cash NOI yield ranges based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI.

Liquidity & Capital Resources

As of November 30, 2020, the Company had cash and cash equivalents of $28.5 million, as well as $34.5 million in borrowing capacity under its revolving credit facilities. As of November 30, 2020, there were no borrowings outstanding under the credit facilities.

Subsequent to November 30, 2020, the Company and Webster Bank N.A. (“Webster Bank”), the lender under its credit facilities, agreed to terms whereby 160 International Drive and 180 International Drive in Charlotte would be added to the collateral of the Amended Webster Credit Line and the borrowing capacity under the Amended Webster Credit Line would be increased to a maximum of $35.0 million, up from $19.5 million as of November 30, 2020. The increase in the amount available under the Amended Webster Credit Line is subject to completion of a definitive loan amendment to the Amended Webster Credit Line, which may not be finalized under current terms, or at all. INDUS’s credit facilities with Webster Bank mature on September 1, 2021 and contain one option to extend for an additional 12 months, subject to certain conditions.

Also subsequent to fiscal 2020, on February 2, 2021, INDUS filed a new universal shelf registration statement on Form S-3 (the “Universal Shelf”) with the U.S. Securities and Exchange Commission (“SEC”), which, once declared effective, will replace the universal shelf registration statement on Form S-3 that was filed with the SEC on April 11, 2018 and amended by its post-effective amendment on Form S-3 that was filed with the SEC on January 4, 2021. Once effective, under the Universal Shelf, the Company may offer and sell up to $500 million of a variety of securities including common stock, preferred stock, warrants, depositary shares, units or any combination of such securities during the three year period that commences upon the effective date of the Universal Shelf. Similarly, under the Universal Shelf, the Company may periodically offer one or more types of securities in amounts, at prices and on terms announced, if and when the securities are ever offered. If INDUS obtains additional capital by issuing equity, the interests of its existing stockholders will be diluted. If the Company incurs additional indebtedness, that indebtedness may impose financial and other covenants that may significantly restrict INDUS’s operations.

Corporate Updates

On December 30, 2020, the Company completed an internal merger (the “Merger”) to reincorporate from a Delaware corporation to a Maryland corporation. Following the Merger, on December 31, 2020, the Company changed its name from Griffin Industrial Realty, Inc. (“Griffin”) to INDUS Realty Trust, Inc.

As previously announced, INDUS intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended for  the taxable year ending December 31, 2021. In connection with this election to be taxed as a REIT, INDUS also changed its fiscal year end from November 30 to December 31, effective beginning with the next fiscal year, which began on January 1, 2021 and will end on December 31, 2021 (“fiscal 2021”). As a result of the change in fiscal year, there will be a one-month transition period from December 1, 2020 to December 31, 2020, the results of which are expected to be reported in the Company’s Quarterly Report on Form 10-Q to be filed for the first quarter of fiscal 2021.

Portfolio

As of November 30, 2020, INDUS owned 30 industrial/logistics properties containing an aggregate of approximately 4,206,000 rentable square feet that was 94.3% leased (95.4% leased for stabilized properties) with a weighted average remaining lease term of 4.9 years. The 2020 fourth quarter was the first period in which INDUS’s speculative developments at 160 International Drive and 180 International Drive in Charlotte, NC were included in the stabilized pool, as the developments have been completed for over one year. These two properties were 37.1% leased as of November 30, 2020. The unstabilized pool as of the fiscal 2020 year end was limited to only 170 Sunport Lane in Orlando, FL, which was acquired in March 2020 as a value-add acquisition and recently underwent a renovation to better position the property for lease-up.

INDUS also owns 11 office/flex properties containing an aggregate of 392,000 square feet that was 71.3% leased as of November 30, 2020, in addition to over 3,400 acres of undeveloped land.

Rent Collection / COVID-19 Impact

COVID-19 did not have a material impact on the Company’s rent collections in fiscal 2020, as 99% of all cash rent due in each month of fiscal 2020, inclusive of rent relief, was collected. In fiscal 2020, the Company entered into agreements with two tenants that granted rent relief aggregating approximately 0.4% of the Company’s total rental revenue for fiscal 2020. The much larger of these two tenants is a subsidiary of a Fortune 500 company and the rent relief was granted as part of an early 5-year renewal of that tenant’s lease. Subsequent to November 30, 2020, a tenant that leases an approximately 7,000 square foot restaurant building in Connecticut requested rent relief. The tenant’s annual base rent represents 0.2% of INDUS’s fiscal 2020 rental revenue, and the tenant has paid all rent through October 31, 2020. As of the date of this press release, the Company has not yet determined if it will grant rent relief in connection with this request.

Fourth Quarter Webcast, Earnings Supplement and Investor Presentation

INDUS is hosting a pre-recorded webcast that will be available starting tomorrow, February 19, 2021 at 8:00 A.M. Eastern Time, to discuss its 2020 fourth quarter and fiscal 2020 financial results. Supplemental materials containing additional financial and operating information will be available on INDUS’s website at the start of the webcast. All investors and other interested parties are invited to dial in to the listen-only webcast which, together with the supplemental information, can be accessed via the Investors section of INDUS’s website at www.indusrt.com/investors or the webcast can be accessed directly by logging on at https://services.choruscall.com/links/indt210216.html. An archived recording of the webcast will be available through May 18, 2021.

About INDUS

INDUS (formerly known as Griffin Industrial Realty, Inc.) is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 41 buildings totaling approximately 4.6 million square feet (including 30 industrial/logistics buildings aggregating approximately 4.2 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding INDUS’s intention to elect to be taxed as a REIT, completion of contemplated acquisition and disposition agreements, construction and development plans and timelines, including, without limitation, that our underwritten capitalization rates for development projects may not be achieved, the re-design of the Charlotte Land, including related estimated costs and leasing activity, INDUS’s underwritten stabilized capitalization rates for development projects, expected capital availability and liquidity, the entry into of a definitive loan amendment to the Amended Webster Credit Line, as well as expected leasing activity in the portfolio. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020 filed with the SEC on February 18, 2021 and the “Risk Factors” section in INDUS’s Registration Statement on Form S-3, filed with the SEC on

February 2, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

__________________________

1 “Stabilized” properties reflects in-service properties / buildings that have either (a) reached 90.0% leased or (b) exceeded 12 months since their development completion or acquisition date, whichever is earlier. Stabilized properties exclude 170 Sunport Lane, which was acquired in the 2020 second quarter and was 25.9% leased as of November 30, 2020.

2 Leasing activity is shown for industrial/logistics portfolio only. Excludes new and renewal leases which have an initial term of twelve months or less, as well as leases for first generation space on properties acquired or developed by INDUS.

3 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods.

4 Retention is calculated as (total industrial leases renewed or extended) ÷ (total industrial leases renewed or extended + total industrial leases that expired and were not renewed) during the period.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Fiscal Year Ended
	Nov. 30, 2020	Nov. 30, 2019	Nov. 30, 2020	Nov. 30, 2019
Rental revenue	$9,685	$8,759	$37,388	$34,217

Expenses:
Operating expenses of rental properties	1,053	1,118	4,864	4,987
Real estate taxes	1,502	1,310	5,612	5,008
Depreciation and amortization expense	3,435	2,995	13,623	11,801
General and administrative expenses	3,175	2,110	9,960	7,677
Total operating expenses	9,165	7,533	34,059	29,473

Other income (expense):
Interest expense	(1,814)	(1,632)	(7,281)	(6,408)
Change in fair value of financial instruments	(5,560)	—	(5,974)	—
Gain on sale of real estate assets	1,504	—	2,329	7,829
Impairment loss	(2,085)	(3,100)	(2,085)	(3,100)
Investment income	10	22	41	264
Gain on insurance recovery	—	—	—	126
	(7,945)	(4,710)	(12,970)	(1,289)

(Loss) income before income tax benefit (provision)	(7,425)	(3,484)	(9,641)	3,455
Income tax (provision) benefit	(3,638)	902	(3,076)	213
Net (loss) income	$(11,063)	$(2,582)	$(12,717)	$3,668

Basic net (loss) income per common share	$(1.96)	$(0.51)	$(2.42)	$0.72

Diluted net (loss) income per common share	$(1.96)	$(0.51)	$(2.42)	$0.72

Weighted average common shares outstanding for computation of basic per share results	5,658	5,073	5,259	5,070

Weighted average common shares outstanding for computation of diluted per share results	5,658	5,073	5,259	5,106

Note Regarding Non-GAAP Financial Measures

The Company uses NOI, Cash NOI, NOI of Industrial/Logistics Properties, Cash NOI of Industrial/Logistics Properties, Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) and Adjusted EBITDAre as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net (loss) income (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful. The most comparable U.S. GAAP measure to FFO, Core FFO, EBITDAre and Adjusted EBITDAre is net income (loss).

These measures exclude expenses that materially impact the Company’s overall results of operations and, therefore, should not be considered as a substitute measures derived in accordance with U.S. GAAP. Furthermore, these metrics may not be comparable to other similarly titled measures of other companies.

Certain of these measures may be calculated based on or substantially in accordance with definitions set forth by The National Association of Real Estate Investment Trusts (“Nareit”). Nareit is widely recognized as a representative organization for REITs and real estate companies with an interest in U.S. real estate. Nareit’s members are REITs and other real estate companies throughout the world that own, operate, and finance income-producing real estate, as well as those firms and individuals who advise, study, and service those businesses. For periods prior to the Company’s conversion to a REIT, the Company further adjusts Nareit definitions to remove the impact of income tax benefits or provisions in order to enhance the comparability of the Company’s performance prior to its conversion to a REIT with its performance following its conversion to a REIT. The Company does not intend to include this tax adjustment for periods beginning on or after January 1, 2021.

NOI, Cash NOI, NOI of Industrial/Logistics Properties and Cash NOI of Industrial/Logistics Properties

NOI is a non-GAAP measure that includes the rental revenue and operating expense directly attributable to the Company’s real estate properties. The Company uses NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense, general and administrative expenses, interest expense, gains (or losses) on the sale of real estate and other non-operating items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have real economic effect and could materially impact the Company’s results from operations), the utility of NOI as a measure of the Company’s performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, the Company’s NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of the Company’s performance. NOI should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI. The Company uses Cash NOI, together with NOI, as supplemental performance measures. Cash NOI should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

The Company presents NOI and Cash NOI for its industrial/logistics properties by subtracting the NOI and Cash NOI attributable to its non-industrial/logistics properties from the NOI and Cash NOI, as applicable, for its total real estate portfolio.

NOI and Cash NOI for INDUS’s industrial/logistics properties and total portfolio were as follows:

($ in 000s)	For the Three Months Ended			For the Fiscal Year Ended
	Nov. 30, 2020	Nov. 30, 2019	Increase	Nov. 30, 2020	Nov. 30, 2019	Increase
Industrial/Warehouse:
NOI	$6,301	$5,500	14.6%	$23,713	$21,193	11.9%
Cash NOI	$5,544	$5,276	5.1%	$21,559	$19,727	9.3%

Total:
NOI	$7,130	$6,331	12.6%	$26,912	$24,222	11.1%
Cash NOI	$6,325	$6,093	3.8%	$24,309	$22,655	7.3%

Funds from Operations

In an effort to improve the understanding of the Company’s operating results as compared to its operating results in a prior period and that of other REITs, the Company presents a funds from operations metric substantially similar to funds from operations, as calculated in accordance with standards established by Nareit (“Nareit FFO”).

Nareit FFO is calculated as net income (calculated in accordance with U.S. GAAP), excluding: (a) depreciation and amortization related to real estate, (b) gains and losses from the sale of certain real estate assets, (c) gains and losses from change in control and (d) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

The Company defines FFO as Nareit FFO, plus an adjustment to remove the impact of an income tax benefit or provision. The Company includes the adjustment for income taxes because, beginning with the taxable year ending December 31, 2021, the Company intends to elect to be taxed as a REIT and believes including this adjustment enhances the comparability of the Company’s results for periods prior to this tax election. The Company believes it is useful to investors to have enhanced transparency into the way in which its management evaluates operating performance to prior comparable periods and with that of other REITs.

Core Funds from Operations

The Company defines Core FFO as FFO excluding (a) costs related to the REIT Conversion, (b) change in fair value of financial instruments, and (c) gains or losses on insurance recoveries and/or extinguishment of debt or derivative instruments.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate

The Company defines EBITDAre in accordance with standards established by Nareit. EBITDAre represents net income (loss) (computed in accordance with U.S. GAAP) excluding (a) interest expense, (b) income tax expense, (c) depreciation and amortization expense, (d) gains and losses on the disposition of real estate assets (including gains or losses on change of control), (e) impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and (f) adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. INDUS does not currently have any unconsolidated properties or joint ventures.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate

The Company defines Adjusted EBITDAre as EBITDAre plus (a) general and administrative expenses related to the REIT Conversion, (b) non-cash stock-based compensation expense and expenses or credits related to the Company’s non-qualified deferred compensation plan that are included in general and administrative expenses, (c) change in fair value of financial instruments, and (d) gains or losses on the extinguishment of debt or derivative instruments.

INDUS REALTY TRUST, INC.
Non-GAAP Reconciliations – FFO and Core FFO

(dollars in thousands)

	For the Three Months Ended		For the Fiscal Year Ended
	Nov. 30, 2020	Nov. 30, 2019	Nov. 30, 2020	Nov. 30, 2019
Net (loss) income	($ 11,063)	($ 2,582)	($ 12,717)	$ 3,668
Exclude:
Depreciation and amortization expense	3,435	2,995	13,623	11,801
Non-real estate depreciation & amortization expense	(20)	(21)	(79)	(81)
Gain on sales of real estate assets	(1,504)	-	(2,329)	(7,829)
Impairment loss	2,085	3,100	2,085	3,100
Income tax provision (benefit)	3,638	(902)	3,076	(213)
FFO	(3,429)	2,590	3,659	10,446
Exclude:
General and administrative expenses related to REIT conversion (1)	615	-	1,366	-
Gain on insurance recovery	-	-	-	(126)
Amortization of terminated swap agreement	-	-	-	31
Change in fair value of financial instruments	5,560	-	5,974	-
Core FFO	$ 2,746	$ 2,590	$ 10,999	$ 10,351

(1) For the three months and fiscal year ended November 30, 2020, includes legal fees of $503 and $1,129, respectively, and consulting costs related to accounting, compensation and recruitment of personnel of $112 and $237, respectively.

INDUS REALTY TRUST, INC.
Non-GAAP Reconciliations – EBITDAre and Adjusted EBITDAre

(dollars in thousands)

	For the Three Months Ended		For the Fiscal Year Ended
	Nov. 30, 2020	Nov. 30, 2019	Nov. 30, 2020	Nov. 30, 2019
Net (loss) income	($ 11,063)	($ 2,582)	($ 12,717)	$ 3,668

Interest expense	1,814	1,632	7,281	6,408
Depreciation and amortization expense	3,435	2,995	13,623	11,801
Gain on sales of real estate assets	(1,504)	-	(2,329)	(7,829)
Impairment loss	2,085	3,100	2,085	3,100
Income tax provision (benefit)	3,638	(902)	3,076	(213)
EBITDAre	(1,595)	4,243	11,019	16,935

General and administrative expenses related to REIT Conversion (1)	615	-	1,366	-
Noncash compensation expenses	382	252	979	637
Change in fair value of financial instruments	5,560	-	5,974	-
Adjusted EBITDAre	$ 4,962	$ 4,495	$ 19,338	$ 17,572

(1) For the three months and fiscal year ended November 30, 2020, includes legal fees of $503 and $1,129, respectively, and consulting costs related to accounting, compensation and recruitment of personnel of $112 and $237, respectively.

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

	For the Three Months Ended		For the Fiscal Year Ended
	Nov. 30, 2020	Nov. 30, 2019	Nov. 30, 2020	Nov. 30, 2019
Net (loss) income	($ 11,063)	($ 2,582)	($ 12,717)	$ 3,668
Income tax provision (benefit)	3,638	(902)	3,076	(213)
Pretax (loss) income	(7,425)	(3,484)	(9,641)	3,455
Exclude:
Depreciation and amortization expense	3,435	2,995	13,623	11,801
General and administrative expenses	3,175	2,110	9,960	7,677
Interest expense	1,814	1,632	7,281	6,408
Change in fair value of financial instruments	5,560	-	5,974	-
Gain on sales of real estate assets	(1,504)	-	(2,329)	(7,829)
Impairment loss	2,085	3,100	2,085	3,100
Investment income	(10)	(22)	(41)	(264)
Gain on insurance recovery	-	-	-	(126)
NOI	7,130	6,331	26,912	24,222
Noncash rental revenue including straight-line rents	(805)	(238)	(2,603)	(1,567)
Cash NOI	$ 6,325	$ 6,093	$ 24,309	$ 22,655

NOI	$ 7,130	$ 6,331	$ 26,912	$ 24,222
Exclude:
Rental revenue from non-industrial/logistics properties	(1,492)	(1,574)	(6,159)	(6,223)
Operating expenses of non-industrial/logistics properties	452	524	2,098	2,278
Real estate taxes of non-industrial/logistics properties	211	219	862	916
NOI of industrial/logistics properties	6,301	5,500	23,713	21,193
Noncash rental revenue including straight-line rents of industrial/logistics properties	(757)	(224)	(2,154)	(1,466)
Cash NOI of Industrial/Logistics Properties	$ 5,544	$ 5,276	$ 21,559	$ 19,727